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                                                           EXHIBIT 12.1


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
                                                          Ratio-Fixed Ch.
First Banks
Ratio of Earnings to Fixed Charges
September 30, 1996

                                                  Nine months
                                              1996        1995        1995        1994        1993        1992        1991
                                              ----        ----        ----        ----        ----        ----        ----
Net income before tax and
   minority interest                         16,215      28,193      34,156      35,807      34,020      28,540      25,851

Add back:

Interest:
     With deposits                          106,580     106,350     144,945      70,670      58,058      79,529     106,848
     Without deposits                        13,077      23,338      28,883       6,581         972       4,239       4,630
Rent expense                                  3,200       2,257       3,174       1,079       1,000       1,303       1,652

Earnings base:
     Without deposits                        32,492      53,788      66,213      43,467      35,992      34,082      32,133
     With deposits                          125,995     136,800     182,275     107,556      93,078     109,372     134,351

Preferred stock dividends                     4,237       4,237       5,736       5,735       5,766       1,951         906
Rent expense                                  3,200       2,257       3,174       1,079       1,000       1,303       1,652
Interest:
     Deposits included                      106,580     106,350     144,945      70,670      58,058      79,529     106,848
     Deposits excluded                       13,077      23,338      28,883       6,581         972       4,239       4,630

Fixed charges:
     Including interest on deposits         114,017     112,844     153,855      77,484      64,824      82,783     109,406
     Excluding interest on deposits          20,514      29,832      37,793      13,395       7,738       7,493       7,188

Ratio:
     Including interest on deposits            1.11%       1.21%       1.18%       1.39%       1.44%       1.32%       1.23%
     Excluding interest on deposits            1.58%       1.80%       1.75%       3.25%       4.65%       4.55%       4.47%